
Oryon Holdings, Inc.
(Nevada)
100% interest
OryonTechnologies, LLC
(Texas)
[f/k/a Oryon Merger Sub, LLC]
51% interest
100% interest
100% interest
100% interest
Oryon Asia Pacific Safety, Ltd.
("OAPS")
(Hong Kong)
Oryon Technologies International Pte, Ltd. ("OTI")
(Singapore)
OryonTechnologiesD evelopment, LLC ("OTD") (Texas)
OryonTechnologies Licensing, LLC ("OTLLC") (Texas)